                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      HEALTHCARE REALTY TRUST INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No filing fee.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(1):

     (4)  Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

---------------

(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                            HEALTHCARE REALTY TRUST

                              3310 WEST END AVENUE
                           NASHVILLE, TENNESSEE 37203

                                                                  March 31, 1997

TO THE SHAREHOLDERS OF
HEALTHCARE REALTY TRUST INCORPORATED:

     You are cordially invited to attend the 1997 annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held on Monday, May 12, 1997, at 10:00 a.m. (local time) at Nashville City Center, 511 Union Street, 26th Floor, Nashville, Tennessee.

     Please read the enclosed 1996 Annual Report to Shareholders and Proxy Statement for the 1997 annual meeting of shareholders. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy, which is being solicited by the Board of Directors, as soon as possible so that your vote will be recorded. If you attend the meeting, you may withdraw your proxy and vote your shares personally.

                                          Sincerely,

                                          /s/ DAVID R. EMERY
                                          David R. Emery
                                          Chairman and Chief Executive Officer

                                   IMPORTANT

                  COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY
                            AND RETURN IT PROMPTLY.

                            HEALTHCARE REALTY TRUST

                              3310 WEST END AVENUE
                           NASHVILLE, TENNESSEE 37203

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 12, 1997

TO THE SHAREHOLDERS OF
HEALTHCARE REALTY TRUST INCORPORATED:

     The annual meeting of shareholders of Healthcare Realty Trust Incorporated (the "Company") will be held on Monday, May 12, 1997, at 10:00 a.m. (local time) at Nashville City Center, 511 Union Street, 26th Floor, Nashville, Tennessee, for the following purposes:

          (1) To elect two nominees as Class 1 directors;

          (2) To ratify the appointment of the accounting firm of Ernst & Young LLP as independent auditors of the Company and its subsidiaries for the Company's 1997 fiscal year; and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 12, 1997 as the record date for determining shareholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

Dated: March 31, 1997

                                          By order of the Board of Directors

                                          /s/ DAVID R. EMERY
                                          David R. Emery
                                          Chairman and Chief Executive Officer

                                   IMPORTANT

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ASSURE THE PRESENCE OF A QUORUM, PLEASE COMPLETE, DATE, SIGN AND MAIL THE ENCLOSED PROXY AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

                            HEALTHCARE REALTY TRUST
                              3310 WEST END AVENUE
                           NASHVILLE, TENNESSEE 37203

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Healthcare Realty Trust Incorporated (the "Company"), to be voted at the annual meeting of shareholders to be held at Nashville City Center, 511 Union Street, 26th Floor, Nashville, Tennessee, on Monday, May 12, 1997, at 10:00 a.m. (local time) for the purposes set forth in the accompanying notice, and at any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to shareholders on or about April 4, 1997.

     If the enclosed proxy is properly executed, returned and not revoked, it will be voted in accordance with the instructions, if any, given by the shareholder, and if no instructions are given, it will be voted (a) FOR the election as directors of the nominees described in this Proxy Statement, (b) FOR ratification of the appointment of the firm of Ernst & Young LLP as independent auditors of the Company and its subsidiaries, and (c) FOR the recommendation of the Board of Directors on any other proposal that may properly come before the meeting. The persons named as proxies in the enclosed form of proxy were selected by the Company's Board of Directors.

     Shareholders who sign proxies have the right to revoke them at any time before they are voted by written request to the Company, and the giving of the proxy will not affect the right of a shareholder to attend the meeting and vote in person.

     The close of business on March 12, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of the close of business on such date, the Company had 150,000,000 authorized shares of common stock, $.01 par value (the "Common Stock"), of which 19,227,803 shares were outstanding and entitled to vote. The Common Stock is the Company's only outstanding voting stock.

                             ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall be divided into three classes of as nearly equal size as possible. Approximately one-third of the directors are elected each year. The Board of Directors has nominated the two individuals named below under the caption "Class 1 Nominees" for election as directors to serve until the annual meeting of shareholders in 2000 or until their successors have been elected and qualified. The Class 1 nominees are presently serving on the Board of Directors of the Company with terms expiring at this annual meeting. Each nominee has consented to be a candidate and to serve, if elected.

     According to Maryland law, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The Company's Articles of Incorporation do not provide for cumulative voting and, accordingly, each shareholder may cast one vote per share for each nominee.

     Unless a proxy shall specify otherwise, the persons named in the proxy shall vote the shares covered thereby for the nominees designated by the Board of Directors listed below. Should any nominee become unavailable for election, shares covered by a proxy will be voted for a substitute nominee selected by the current Board of Directors.

CLASS 1 NOMINEES

     The following table shows the name, age, and principal occupation of each nominee to become a Class 1 director and the year in which each nominee was first elected to the Company's Board of Directors.

                                                                                        DIRECTOR
                 NAME                    AGE            PRINCIPAL OCCUPATION             SINCE
                 ----                    ---            --------------------            --------
CLASS 1 -- 2000
Charles Raymond Fernandez, M.D.........  53    Medical Director, Nalle Clinic,            1993
                                               Charlotte, North Carolina
Errol L. Biggs, Ph.D...................  56    Senior Lecturer and Director of the        1993
                                                 Programs in Health Administration,
                                                 University of Colorado; President,
                                                 Biggs & Associates (consulting
                                                 company), Castle Rock, Colorado

CONTINUING DIRECTORS

     The persons named below will continue to serve as directors until the annual meeting of shareholders in the year indicated and until their successors are elected and take office. Shareholders are not voting on the election of the Class 2 and Class 3 directors. The following table shows the name, age and principal occupation of each continuing director, and the year in which each was first elected to the Board of Directors.

                                                                                        DIRECTOR
                 NAME                    AGE            PRINCIPAL OCCUPATION             SINCE
                 ----                    ---            --------------------            --------
CLASS 2 -- 1998
Marliese E. Mooney.....................  67    Independent hospital consultant, Fort      1993
                                               Myers, Florida; between 1988 and 1992,
                                                 Ms. Mooney served as Vice President
                                                 of Hospital Operations, EPIC
                                                 Healthcare Group, Inc., Dallas, Texas
Edwin B. Morris III....................  57    Managing Director, Morris & Morse          1993
                                                 Company, Inc. (real estate financial
                                                 consulting firm), Boston,
                                                 Massachusetts
John Knox Singleton....................  48    President, Inova Health Systems,           1993
                                               Fairfax, Virginia
CLASS 3 -- 1999
David R. Emery.........................  52    Chairman of the Board of Directors,        1993
                                                 President and Chief Executive Officer
                                                 of Healthcare Realty Trust
                                                 Incorporated
Thompson S. Dent.......................  46    Executive Vice President, PhyCor, Inc.,    1993
                                                 Nashville, Tennessee
Batey M. Gresham, Jr...................  62    Founder, Gresham, Smith & Partners,        1993
                                                 Nashville, Tennessee

     Except as noted above, each of the nominees and continuing directors has had the principal occupation indicated for more than five years.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     During 1996, the Board of Directors of the Company held four regularly scheduled meetings. During 1996, each director attended at least 75% of the meetings of the Board and committees on which such director served. The Board of Directors has established the standing committees described below.

     The Executive Committee acts on behalf of the Board of Directors on all matters concerning the management and conduct of the business and affairs of the Company except those matters that cannot by law be delegated by the Board. The current members of the Executive Committee are Messrs. Emery, Dent and Singleton. The Executive Committee did not meet during 1996.

     The Audit Committee selects and engages on behalf of the Company, subject to the consent of the shareholders, and fixes the compensation of, a firm of certified public accountants whose duty it is to audit the books and accounts of the Company and its subsidiaries for the fiscal year in which they are appointed, and who also report to the Audit Committee. The Audit Committee confers with the auditors and determines the scope of the auditing of the books and accounts of the Company and its subsidiaries. The Audit Committee is also responsible for determining that the business practices and conduct of employees and other representatives of the Company and its subsidiaries comply with the Company's policies and procedures. None of the members of the Audit Committee may be an officer or employee of the Company. The Audit Committee is currently composed of Ms. Mooney and Messrs. Biggs and Fernandez. The Audit Committee held three meetings during 1996.

     The Compensation Committee establishes a general compensation policy for the Company and has the responsibility for the approval of increases in directors' fees and in salaries paid to officers and senior employees earning in excess of an annual base salary of $200,000. The Compensation Committee also administers all of the Company's employee benefit plans, including any stock option and restricted stock plans, bonus plans, retirement plans, stock purchase plans and medical, dental and insurance plans. In connection therewith, the Compensation Committee determines, subject to the provisions of the Company's plans, the directors, officers and employees of the Company eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee is presently comprised of Messrs. Dent, Gresham and Morris. The Compensation Committee held four meetings during 1996.

     The Company's Board of Directors has no standing nominating committee.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no additional compensation for serving on the Board of Directors or any committee thereof. Non-employee directors receive an annual retainer of $12,000, and are paid a meeting fee of $1,000 for each Board of Directors or committee meeting attended; however, only one fee will be paid in the event that more than one such meeting is held on a single day. All directors receive reimbursement for necessary travel expenses incurred in attending Board of Directors or committee meetings.

     The Company has adopted a retirement plan for non-employee directors of the Company. Pursuant to the plan, an eligible director may receive upon normal retirement (defined to be when the director reaches age 65 and has completed five years of service with the Company) an amount, paid annually, equal to the director's compensation immediately preceding retirement from the Board of Directors for a period not to exceed 15 years. A director who dies while a director will receive benefits as if he retired from the Board of Directors on the day preceding his or her death. If a retired director dies before the end of his or her payment period, his or her beneficiary will receive the remaining benefits for the balance of the payment period.

     Under the Company's 1995 Restricted Stock Plan for Non-Employee Directors (the "Restricted Stock Plan"), the Company compensates non-employee directors through periodic grants of restricted stock. The Restricted Stock Plan provides that persons serving as directors at the conclusion of each annual meeting of shareholders receive grants of 150 restricted shares of the Company's Common Stock. Such shares are subject to forfeiture upon the occurrence of certain events. Shares subject to the risk of forfeiture under the Restricted

Stock Plan may not be sold, assigned, pledged or otherwise transferred. Subject to the risk of forfeiture and transfer restrictions, directors shall have all rights as shareholders with respect to restricted shares, including the right to vote and receive dividends or other distributions on such shares. As of February 14, 1997, non-employee directors had received an aggregate of 9,903 restricted shares pursuant to the Restricted Stock Plan.

 THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION
           OF ALL OF THE PROPOSED NOMINEES TO THE BOARD OF DIRECTORS.

                             SELECTION OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the Company for 1997, subject to the approval of the shareholders. This firm has served as the independent auditors of the Company since the Company's formation in 1992. Representatives of this firm are expected to be present at the meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the meeting is needed to ratify the appointment of Ernst & Young LLP as auditors of the Company for 1997. If the appointment is not approved, the matter will be referred to the Audit Committee for further review.

    THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE
                                  APPOINTMENT.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information with respect to ownership of shares of the Company's Common Stock as of January 28, 1997 by (i) each of the Company's directors, (ii) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of the Common Stock,
(iii) the Company's chief executive officer and the two other executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1996 (the "Named Executive Officers") and (iv) all directors and executive officers (including the Named Executive Officers) of the Company as a group. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares beneficially owned.

                                                           SHARES           PERCENT OF SHARES
                         NAME                           BENEFICIALLY          BENEFICIALLY
                 OF BENEFICIAL OWNER                      OWNED(1)                OWNED
                 -------------------                    ------------        -----------------
David R. Emery(2).....................................    316,440(3)               2.3%
Timothy G. Wallace....................................    116,256(4)            *
Roger O. West.........................................     95,000(5)            *
Charles Raymond Fernandez, M.D. ......................      1,785(6)            *
Errol L. Biggs, Ph.D..................................      1,671(7)            *
Marliese E. Mooney....................................      2,289(8)            *
Edwin B. Morris III...................................      1,948(9)            *
John Knox Singleton...................................     11,475(9)(10)        *
Thompson S. Dent......................................     13,057(9)            *
Batey M. Gresham, Jr. ................................      2,120(9)            *
All executive officers and directors as a group (10
  persons)............................................    562,041                  4.1%

---------------

   * Less than 1%
 (1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock that a beneficial owner has a right to acquire within 60 days after the record date pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that beneficial owner shown in the table. Restricted shares of Common Stock that the recipient does not have the ability to vote or to receive dividends on are not included.

 (2) Includes 144,800 shares owned by the Emery Family 1993 Irrevocable Trust. Mr. Emery is a beneficiary of the trust, but has no voting or investment power with respect to the shares owned by such trust.
 (3) Includes 171,640 shares of restricted stock granted pursuant to the 1993 Employees Stock Incentive Plan.
 (4) Reflects 86,556 shares of restricted stock granted pursuant to the 1993 Employees Stock Incentive Plan.
 (5) Reflects (i) grant of 15,000 shares of restricted stock issued as an inducement to enter an employment agreement with the Company and (ii) 80,000 shares of restricted stock granted pursuant to the Company's 1993 Employees Stock Incentive Plan.
 (6) Includes 1,416 shares of restricted stock granted pursuant to the Company's Restricted Stock Plan.
 (7) Includes 1,406 shares of restricted stock granted pursuant to the Company's Restricted Stock Plan.
 (8) Includes 1,289 shares of restricted stock granted pursuant to the Company's Restricted Stock Plan.
 (9) Includes 1,448 shares of restricted stock granted pursuant to the Company's Restricted Stock Plan.
(10) Of these shares, 759 are held in trust by Mr. Singleton for the benefit of his minor children, 275 are held jointly with Peggy T. Singleton, Mr. Singleton's wife, 7,730 shares are owned by Mr. Singleton's wife, and 1,262 are owned in an IRA.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of the Common Stock. These officers, directors and greater than 10% shareholders of the Company are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific due dates for these reports and the Company is required to report in this Proxy Statement any failure to file reports as required during 1996.

     Based upon a review of these filings and written representations from certain of the Company's directors and executive officers that no other reports were required, the Company believes that the reporting and filing requirements relating to ownership of Common Stock were complied with during 1996 and prior years.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table reflects the compensation of the Named Executive
Officers:

                          SUMMARY ANNUAL COMPENSATION

                                              ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                     --------------------------------------   ----------------------------
                                                                 OTHER        RESTRICTED        SECURITIES       ALL
                                                                ANNUAL           STOCK          UNDERLYING      OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY($)   BONUS($)   COMPENSATION($)   AWARD(S)($)       OPTIONS($)   COMPENSATION
---------------------------  ----    ---------   --------   ---------------   -----------       ----------   ------------
David R. Emery.............  1996     316,500    161,000         3,780(1)              0               0             0
  Chairman of the Board and  1995     308,100    120,100         3,560(1)              0               0             0
  Chief Executive Officer    1994     286,925     63,000         2,700(1)      4,612,500(2)       90,000(3)          0
Timothy G. Wallace.........  1996     200,500     85,000         3,050(1)              0               0             0
  Executive Vice President   1995     195,150     63,400         3,050(1)              0               0             0
  and Chief Financial        1994     179,950     39,000         3,050(1)      2,255,000(2)       55,000(3)          0
  Officer
Roger O. West..............  1996     200,500     85,000         3,040(1)              0               0        15,628(6)
  Executive Vice President   1995     195,150     63,400             0                 0               0        21,861(6)
  and General Counsel        1994(4)  126,667     39,000             0         2,985,625(2)(5)         0        10,152(6)

---------------

(1) Reflects cost of life insurance premium paid by the Company.
(2) Messrs. Emery, Wallace and West received restricted stock reservations of an aggregate of 445,000 shares of the Company's Common Stock, valued based on the closing sale price of the Company's Common Stock of $20.50 per share on October 18, 1994. These reservations are targets which will require the achievement of Company based performance criteria before shares are released and the continued employment of the recipient before shares vest without restriction. Until release, recipients have no voting or dividend rights with respect to such shares. Based on the closing sales price of the Company's Common Stock of $26.50 per share on December 31, 1996, the aggregate value of such 445,000 restricted shares of Common Stock held by the Named Executive Officers was $11,792,500.
(3) Such options were cancelled on January 23, 1996.
(4) Mr. West began his employment with the Company on May 1, 1994.
(5) Includes grant on May 1, 1994 of (i) 15,000 restricted shares of the Company's Common Stock as an inducement to enter an employment agreement with the Company and (ii) 20,000 restricted shares of the Company's Common Stock to vest according to the Company's 1993 Employees Stock Incentive Plan. Such shares were valued based upon the closing sale price of the Company's Common Stock of $20.875 per share on May 2, 1994. Based upon the closing sale price of the Company's Common Stock of $26.50 per share on December 31, 1996, the value of such restricted shares of Common Stock was $927,500.
(6) Represents certain relocation expenses paid as part of Mr. West's employment agreement.

STOCK OPTION GRANTS

     The Company did not grant any stock options or stock appreciation rights in 1996. No options were exercised during 1996 by the Named Executive Officers. All options granted to the Named Executive Officers were cancelled on January 23, 1996.

PENSION OR RETIREMENT PLANS

     The Company adopted an Executive Retirement Plan for its senior executives which became effective on January 1, 1993. Because it is a defined benefit plan, the amount of a retiree's pension is calculated using pay and years of service as an employee, rather than by the market value of the plan's assets as in defined contribution plans.

     Upon retirement, a participant receives an annual pension from the plan equal to 60% of the participant's Final Average Annual Compensation, as defined below, plus 6% for each year of service after age 60 (90% for retirement at age 65 with at least five years of service). The plan contains a provision for an offset of the participant's primary Social Security benefits. The annual pension benefit is payable to the participant's spouse upon the participant's death.

     "Final Average Annual Compensation," which is calculated as the average of the three highest, not necessarily consecutive, years' earnings, is based upon compensation that would appear under the "Salary" and "Bonus" columns of the Summary Compensation Table.

     The plan is unfunded and will be paid from earnings of the Company. Eligibility for participants in the plan shall be limited to executives selected by the Compensation Committee of the Board of Directors. As of March 31, 1997, the Compensation Committee has selected David R. Emery, Timothy G. Wallace, Roger O. West, Kenneth D. Stach, Fredrick M. Langreck and Rita Hicks Todd as the participants for this plan. As of December 31, 1996, Ms. Todd and Messrs. Emery, Wallace, Stach and Langreck had four years of service, and Mr. West had two years of service to the Company.

     The following table illustrates the annual pension benefits calculated before any offset of the employee's primary Social Security benefits:

                               PENSION PLAN TABLE

                         FINAL
                        AVERAGE                                    YEARS OF SERVICE
                        ANNUAL                           -------------------------------------
                     COMPENSATION                           5        10        15        20
                     ------------                        -------   -------   -------   -------
    50,000.............................................   45,000    45,000    45,000    45,000
   100,000.............................................   90,000    90,000    90,000    90,000
   150,000.............................................  135,000   135,000   135,000   135,000
   200,000.............................................  180,000   180,000   180,000   180,000
   250,000.............................................  225,000   225,000   225,000   225,000
   300,000.............................................  270,000   270,000   270,000   270,000
   350,000.............................................  315,000   315,000   315,000   315,000

     The Company has also adopted a Deferred Compensation Plan which became effective January 1, 1993. Pursuant to the plan, eligible participants may elect to defer and invest a portion of their compensation. One-half of the deferred amount will be matched by the Company up to 4% of a participant's gross compensation for the plan year. The amounts credited to a participant's account will be credited with the results of selected investment options, which currently include funds primarily investing in debt issued by the United States Government, equity securities, or a combination of debt and equity securities. All amounts in an account of a participant are fully vested at all times and may be withdrawn by a participant 30 days following such participant's termination of employment. The participant can request that his or her benefits be paid as a single lump sum or in annual installments over a period of between three and ten years as specified by the participant. The plan is administered by a committee consisting of three or more persons selected by the Compensation Committee of the Board of Directors. The plan committee has broad powers to interpret and administer the plan, including designating participants and investment options.

     In 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan"), pursuant to which eligible employees of the Company and its subsidiaries may purchase shares of the Company's Common Stock through regular payroll deductions and voluntary contributions at a price equal to the lesser of
(i) 85% of the market price of the Company's Common Stock on the first day of the grant year or (ii) 85% of the market price of the Company's Common Stock on the purchase date. The Company has reserved 1,000,000 shares of Common Stock for issuance pursuant to the Purchase Plan, subject to adjustment resulting from (i) a stock dividend, split or combination, (ii) recapitalization or reclassification, (iii) a reorganization, merger or consolidation in which the Company is the surviving corporation or (iv) another similar change affecting the Company's Common Stock.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  David R. Emery

     Mr. Emery's employment agreement, which became effective on June 3, 1993 and pursuant to which he serves as Chairman, President and Chief Executive Officer of the Company, has a five-year term that is automatically extended on January 1 of each year for an additional year. Under this agreement, Mr. Emery receives a 1997 base salary of $328,500 (which includes a cost of living adjustment) and annual increases at the discretion of the Compensation Committee of the Board of Directors, and is entitled to participate in the Company's restricted stock plan and all other benefit programs generally available to executive officers of the Company. Mr. Emery is also entitled to receive an annual bonus in the discretion of the Compensation Committee of the Board of Directors.

     If the Company terminates Mr. Emery's employment without cause, he is entitled to receive his accrued salary, earned bonus, vested deferred compensation (other than plan benefits which will be paid in accordance with the applicable plan), and other benefits through the date of termination. In addition, Mr. Emery will receive as severance compensation his base salary for a period of three years following the date of termination and an amount equal to twice his average annual bonus during the two years immediately preceding his termination. At Mr. Emery's election, he may receive a lump sum severance amount equal to the present value of such severance payments (using a discount rate equal to the 90-day treasury bill interest rate in effect on the date of delivery of such election notice).

     If a "change-in-control" (as defined in the employment agreement) occurs, Mr. Emery may terminate his agreement and receive his accrued base salary and other benefits described above through the remaining term of the agreement and an amount equal to twice his average annual bonus during the two years immediately preceding the termination. Mr. Emery may elect to receive from the Company a lump sum severance payment (calculated as provided above) which may not be greater than three times his base salary. Notwithstanding the foregoing, the Company is not required to pay to Mr. Emery any amount which is not deductible for federal income purposes.

     The Company may terminate Mr. Emery's agreement for "cause," which is defined to include material, substantial and willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company or Mr. Emery's material, substantial and willful breach of the employment agreement which has resulted in material injury to the Company. In the event of Mr. Emery's termination for cause, he shall receive all accrued salary, earned bonus compensation, vested deferred compensation (other than plan benefits which will be payable in accordance with the applicable plan), and other benefits through the date of termination, but shall receive no other severance benefits. Mr. Emery's agreement may also be terminated if Mr. Emery dies or becomes disabled and his disability continues for a period of 12 consecutive months. In the event of termination of the employment agreement because of Mr. Emery's death or disability, Mr. Emery (or his estate) shall receive these same payments but no additional severance except that, if Mr. Emery becomes disabled, the Company will maintain his insurance benefits for the remaining term of his employment agreement.

     The Company has agreed to indemnify Mr. Emery for certain liabilities arising from actions taken within the scope of his employment. Mr. Emery's employment agreement contains restrictive covenants pursuant to which Mr. Emery has agreed not to compete with the Company during the period of Mr. Emery's employment and any period following termination of his employment during which he is receiving severance payments.

  Timothy G. Wallace

     The employment agreement with Mr. Wallace is similar in scope to Mr. Emery's agreement. Mr. Wallace's agreement has a five-year term that is automatically extended on January 1 of each year for an additional year. Under the agreement, Mr. Wallace receives a 1997 base salary of $208,100 (which includes a cost of living adjustment), and annual bonuses and salary increases at the discretion of the Compensation Committee of the Board of Directors. Mr. Wallace is entitled to participate in the Company's executive incentive compensation plan as well the restricted stock plan and other generally available benefit programs. The agreement provides that if Mr. Wallace's employment is terminated, he will receive compensation similar to Mr. Emery's. In the employment agreement, the Company has agreed to indemnify Mr. Wallace for certain liabilities arising from actions taken within the scope of his employment. The employment agreement contains restrictive covenants pursuant to which Mr. Wallace has agreed not to compete with the Company during the period of his employment and any period during which he is receiving severance payments.

  Roger O. West

     The Company's employment agreement with Mr. West became effective on May 1, 1994. The terms of this Agreement are similar to those contained in the employment agreements for Mr. Emery and Mr. Wallace. Mr. West's agreement has a five-year term that is automatically extended on January 1 of each year for an additional year. Mr. West's 1997 base salary is $208,100 (which includes a cost of living adjustment). Mr. West is also entitled to receive annual bonuses and salary increases at the discretion of the Compensation Committee. In addition, Mr. West is eligible to participate in the applicable restricted stock and other benefit and compensation plans instituted by the Company.

     In connection with his employment, Mr. West received beneficial ownership of 15,000 shares of the Company's Common Stock and a target restricted stock award of 20,000 shares of the Company's Common Stock. Such shares will vest and be delivered to Mr. West in accordance with the terms of the Company's 1993 Employees Stock Incentive Plan.

     Mr. West's employment agreement also contains indemnification, covenants not to compete, termination, change of control and severance provisions similar to those contained in the employment agreements for Mr. Emery and Mr. Wallace.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors are Thompson S. Dent, Batey M. Gresham, Jr. and Edwin B. Morris III. There are no interlocks among the members of the Compensation Committee.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report is submitted by the Compensation Committee pursuant to rules adopted by the SEC which require disclosure with respect to compensation policies applicable to the Company's executive officers and with respect to the basis for the compensation of David R. Emery, as the Company's Chairman of the Board and Chief Executive Officer, for the fiscal year ending December 31, 1996. The Compensation Committee establishes a general compensation policy for the Company and has the responsibility for approving increases in compensation paid to the executive officers of the Company within the framework of the Company's compensation philosophy. The Compensation Committee administers the Company's employee benefit plans, including restricted stock plans and annual and long-term incentive plans. In addition, the Compensation Committee evaluates the performance of the executive officers of the Company and related matters. The Compensation Committee reviews its decisions with the full Board of Directors.

COMPREHENSIVE EXECUTIVE COMPENSATION POLICY

     At the direction of the Board of Directors and the Compensation Committee, Ernst & Young LLP ("Ernst & Young") was engaged in early 1994 as an independent compensation consultant for the purpose of assisting the Compensation Committee in developing a comprehensive executive compensation policy which would address the immediate and long-term goals of the Company as a publicly traded corporation. The Company undertook to develop an executive compensation program designed to attract, motivate and retain key executive officers which would provide (i) base salaries competitive with those paid to the executive officers of comparable real estate investment companies; (ii) variable annual incentives which would reflect executive contribution to the Company's short-term objectives; and (iii) a variable long-term incentive program utilizing share ownership in the Company reflecting executive contribution to the achievement of the Company's long-term goals.

     In its report to the Compensation Committee, Ernst & Young reviewed compensation practices in selected comparable real estate investment companies, recommended base salaries, annual incentive target guidelines and equity grant practices for senior executive positions and recommended share ownership guidelines for the senior executive officers of the Company. The recommendations, which were discussed with Ernst & Young and approved by the Compensation Committee, are summarized as follows:

     Base Salary. The Ernst & Young 1994 report to the Compensation Committee included the results of a study of proxy data for eight peer group companies selected for their relevance in determining compensation practices for the Company. Ernst & Young considered a number of factors, including growth, asset quality, competitive position, and profitability which were compared with those of the peer group. Ernst & Young recommended that the base salary of the Company's executive officers be 50% of the combined base salary and targeted annual and long-term incentive compensation.

     Salary increases consist of two components. The employment agreements with the executive officers require increases based on adjustments in the consumer price index. In addition, the Compensation Committee, in its discretion, can recommend additional salary increases. All recommendations for increases to base salaries will be based upon an assessment, reflecting competitive market practices, experience, tenure in position and individual and corporate performance. The President will review all salary recommendations for executive officers, except for Mr. Emery, with the Compensation Committee, which will be responsible for approving or disapproving these recommendations. The Compensation Committee will be solely responsible for determining the salary of Mr. Emery. In reviewing the President's recommendations and determining base salaries, the Compensation Committee may continue to seek outside data and recommendations of independent compensation consultants.

     In considering additional increases in 1996 above the CPI adjustments for the executive officers, the Compensation Committee considered the salary and bonus information of comparable companies. However, in light of the other components of compensation described herein, the Compensation Committee determined only to increase the base salary of the executive officers by the increase in the cost of living. Accordingly, base salaries for 1996 were generally at the lower end of the range recommended by Ernst & Young.

     Annual Incentive Compensation. An executive's annual incentive compensation takes the form of cash bonuses. Such compensation will reflect the degree to which the executive contributes to the realization of established short-term objectives of the Company and is intended to be a substantial incentive for the executive officers to achieve those objectives. This at-risk pay policy provides annual incentive compensation that is substantially measured as a percentage of base salary, thus enhancing the performance based component of the total cash compensation. Annual incentive compensation and the total annual cash compensation are intended to be competitive with prevailing market practices.

     Based upon the recommendations of Ernst & Young in 1994, the Compensation Committee established the Executive Variable Incentive Plan (the "Bonus Incentive Plan"). The Compensation Committee allocated the determination of target annual incentive awards between two factors, corporate performance and individual performance, as recommended by Ernst & Young.

     At the inception of the Bonus Incentive Plan, the Compensation Committee established a performance index to evaluate the Company's corporate performance during each plan year. Corporate performance is measured in terms of the percentage of funds from operations available for the targeted dividend distributions during the plan year. The corporate performance index assumes that the Company has not successfully undertaken a public offering of its common stock or accomplished other significant additions to its capital which could lower funds from operations. In the event of such additions to capital, the Compensation Committee retains the authority to undertake adjustments to the awards to be delivered for such year. The individual performance index measures the degree the individual achieved performance objectives established by Mr. Emery, for executives other than himself, and, in the case of Mr. Emery, as established by the Compensation Committee. In 1996, the Company achieved the targeted dividend payout and, based upon the percentage of funds from operations required to pay the targeted dividend, the executive officers received bonuses of between 42% and 51% of base salary.

     Long Term Incentive Compensation. Based upon the recommendations of Ernst & Young, the Compensation Committee implemented in 1994 the First Performance Based Restricted Stock Implementation (the "Implementation") under its 1993 Employees Stock Incentive Plan. The Implementation was established as a means of delivering long-term incentive to the Company's executives to induce them to direct their efforts toward maximizing total returns to shareholders as measured over an extended period of time. With the assistance of Ernst & Young, the Compensation Committee has prepared long-term target objectives for the Company and has determined the long-term incentive awards to be made to designated executive officers, relating to the attainment of these objectives. Target objectives are measured by the cumulative total shareholder return, which is the current price for a share of the Company's Common Stock, plus the cumulative dividends paid to date with respect to a share of Common Stock, less the Company's initial public offering share price of $19.50. The Compensation Committee had the sole authority to designate the participants in the Implementation. Pursuant to the Implementation, an aggregate of 445,000 restricted shares were reserved for the executive officers in 1994. No additional shares have been reserved since 1994. During 1996, the period over which such shares will vest was increased from four to 12 years and certain changes were made in the related employment agreements of such officers to ensure continuity of service.

     Stock Ownership Guidelines. In connection with the development of the executive long term incentive compensation, Ernst & Young recommended the incorporation of target stock ownership guidelines for designated senior executives. In addition, the Company implemented target share ownership guidelines for executive officers to promote share ownership and further align executive and shareholder interests. The guidelines state that within five years from the date of employment of the executive, it is expected that the executive would possess qualifying shares of the Company's stock having an aggregate acquisition value equal to a multiple of base salary, generally determined as of the date of employment. Qualifying shares include (i) shares of the Company owned by the executive or the executive's immediate family, or family entities and trusts and shares held for the executive's benefit pursuant to a qualified plan; and (ii) restricted stock of the Company regardless of the method of grant or acquisition. The Compensation Committee retains the authority to undertake exceptions to the target guidelines based upon changes in circumstances or to otherwise amend or alter the guidelines as the Compensation Committee may determine. A written report of the share ownership of the executive shall be delivered annually to the Compensation Committee.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Under David R. Emery's employment agreement, Mr. Emery's annual base salary is subject to cost of living adjustments and annual increases at the discretion of the Compensation Committee. Mr. Emery is entitled to participate in the Incentive Plans, the Implementation, executive retirement plan and all other benefit programs generally available to executive officers of the Company. The Company does not provide Mr. Emery with incidental perquisites such as club memberships, company vehicles, financial planning or other similar items. The 1994 Ernst & Young report to the Compensation Committee considered a number of factors for establishing the base salary of the Chief Executive Officer of the Company, including growth, asset quality, competitive position, and profitability of the Company as compared with those companies in the peer group selected by Ernst & Young. The Compensation Committee established Mr. Emery's 1996 base salary, as the Chief Executive Officer, at $316,500, which represented the CPI increase required by his employment agreement over his base salary on December 31, 1995. As Chief Executive Officer, Mr. Emery is entitled to earn a bonus on the same basis as all other executive officers of the Company. Based upon the Company's bonus criteria described above, Mr. Emery received a 1996 bonus of $161,000. The long term incentive component of Mr. Emery's compensation was provided by the reservation of 225,000 shares of restricted stock in 1994. No additional shares were reserved since 1994. During 1996, the period over which Mr. Emery's shares vest was increased and his employment agreement was modified in the manner and for the reasons as described for all executive officers.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and the four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with this statute.

        Members of the Compensation Committee

           Thompson S. Dent (Chairman)
           Batey M. Gresham, Jr.
           Edwin B. Morris III

                         COMPARATIVE PERFORMANCE GRAPH

     The SEC requires the Company to include in this Proxy Statement a line graph which compares the yearly percentage change in cumulative total shareholder return on the Company's Common Stock with (a) the performance of a broad equity market indicator, and (b) the performance of a published industry index or peer group. The following graph compares the monthly percentage change in the return on the Company's Common Stock since May 27, 1993 with the cumulative total return on the Total Return Index for Equity REITs, published by the National Association of Real Estate Investment Trusts, Inc. and the Standard and Poor's 500 Index. The graph assumes the investment on May 27, 1993 of $100 and that all dividends were reinvested at the time they were paid.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                         AMONG HEALTHCARE REALTY TRUST,
                   S&P 500 INDEX AND NAREIT EQUITY REIT INDEX

                      Healthcare       NAREIT           S&P 500
                     Realty Trust      Equity            Index
                     ------------      ------            -----
 5/27/93               100.00          100.00           100.00
12/31/93               118.21          104.56           105.25
12/30/94               120.05          107.87           106.68
12/29/95               143.81          124.34           146.62
12/31/96               180.09          168.19           180.37


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 15, 1996, the Company acquired Lewis-Gale Building Corporation, which included healthcare related buildings located in the Roanoke/Salem, Virginia area, for total consideration of approximately $44 million. The buildings are either leased to Lewis-Gale Clinic, L.L.C. (the "Clinic"), or are under leases guaranteed by the Clinic, and are managed by the Company. PhyCor, Inc. owns the related physician practice assets and guarantees the direct lease obligations of the Clinic to the Company. In addition, the Company leases another healthcare property to an entity affiliated with PhyCor, Inc., resulting in yearly rental income of approximately $1.1 million. Thompson S. Dent, a director of the Company, is a founder and Executive Vice President of PhyCor, Inc. Mr. Dent, however, receives no personal benefit as a result of the transactions described above.

                              GENERAL INFORMATION

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1998 annual meeting of shareholders must be received by the Company at its executive offices at 3310 West End Avenue, Nashville, Tennessee 37203 not later than December 1, 1997, in order to be included in the Proxy Statement and proxy for that meeting.

COUNTING OF VOTES

     All matters specified in this Proxy Statement that are to be voted on at the annual meeting will be by written ballot. Inspectors of election will be appointed, among other things, to determine the number of shares outstanding, the shares represented at the annual meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the result. Each item presented herein to be voted on at the annual meeting must be approved by a majority of the votes cast at such meeting. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast."

     Inspectors of election will treat shares referred to as "broker non-votes" (i.e. shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

MISCELLANEOUS

     The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

     Management of the Company is not aware of any matters other than those described above which may be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the judgment of the person or persons voting such proxies subject to the direction of the Board of Directors.

     A copy of the Company's Annual Report has been mailed to all shareholders entitled to notice of and to vote at this meeting.

                                          HEALTHCARE REALTY TRUST
                                            INCORPORATED

                                          /s/ DAVID R. EMERY
                                          David R. Emery
                                          Chairman and Chief Executive Officer

March 31, 1997

                                [FORM OF PROXY]

                      HEALTHCARE REALTY TRUST INCORPORATED

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints David R. Emery and Roger O. West, and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the annual meeting of shareholders of Healthcare Realty Trust Incorporated, to be held at Nashville City Center, 511 Union Street, 26th Floor, Nashville, Tennessee, on Monday, May 12, 1997, at 10:00 a.m., and at any adjournment thereof.

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

          THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (A) FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ON THE BACK OF THIS CARD, (B) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS, AND (C) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

1. Election of Class 1 Directors.
    [ ]  FOR all nominees listed (except as marked to the contrary)
    [ ] WITHHOLD AUTHORITY to vote for both nominees listed

      Nominees: Charles Raymond Fernandez, M.D. and Errol L. Biggs, Ph.D.

 (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
                     HIS NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors.

    [ ]  FOR                       [ ]  AGAINST                       [ ]  ABSTAIN

                                              Dated:                    , 1997
                                                    --------------------

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

                                                          IMPORTANT
                                              Please sign exactly as your name
                                              or names appear on this proxy and
                                              mail promptly in the enclosed
                                              envelope. If you sign as agent or
                                              in any other capacity, please
                                              state the capacity in which you
                                              sign.